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                                                                    Exhibit 99.1

      Contact:

            Don Tatzin
            Chief Financial Officer
            (510) 683-5900

                    AXT, INC. ANNOUNCES PROGRAM TO REPURCHASE
                                ITS COMMON STOCK
          CFO TO SPEAK AT ROTH CAPITAL PARTNERS GROWTH STOCK CONFERENCE

FREMONT, Calif.- March 14, 2003 - AXT, Inc. (Nasdaq: AXTI), a leading manufacturer of compound semiconductor substrates and opto-electronic devices, announced today that its Board of Directors has adopted a program to repurchase from time to time at management's discretion up to 2,000,000 shares of the company's common stock in the open market or in private during the twelve-month period ending March 7, 2004 at prevailing market prices. As of March 13, 2003 the company had 22,693,984 shares of common stock outstanding. Repurchases will be made under the program using the company's own cash resources. RBC Capital Markets will act as agents for the company's stock repurchase program.

"The Board and management team believe that the company's common shares are undervalued at the current price and do not reflect AXT's value and prospects," said Morris Young, president and chief executive officer. "This stock repurchase program communicates our confidence in AXT's potential and the positions we have built in the substrate and opto-electronic businesses."

Young continued, "We believe that the repurchase of our stock represents an attractive opportunity. We hope to finance a portion of the purchase by selling our shares in Finisar Corporation and, as such, the repurchase program will not compromise the financial flexibility required to achieve our goals."

CONFERENCE APPEARANCE
AXT CFO Don Tatzin will make a presentation at the Roth Capital Partners Growth Stock Conference on March 17 at 9am. The presentation will be subsequently available through the investor relations section of the company's website, axt.com.

ABOUT AXT, INC.
AXT designs, develops, manufactures and markets high-performance compound semiconductor substrates for the fiber optics and communications industries. AXT also is a leading producer of light-emitting diodes (LEDs), such as green, cyan and blue LEDs, for the display and lighting industries, and vertical-cavity surface-emitting lasers (VCSELs) for the fiber optics industry. The Company's proprietary Vertical Gradient Freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium substrates. For more information, see AXT's website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive, Fremont, California 94538 or by calling 510-683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

SAFE HARBOR
This press release contains forward-looking statements regarding AXT's share repurchase program and its possible sale of common stock it holds in Finisar Corporation. Forward-looking statements address

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matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Changes in the business might not match management's forecasts. The company may not have sufficient liquidity to repurchase the number of shares authorized in the repurchase program or conditions required prior to effecting such repurchases may not occur. Reference is made to AXT's filings with the Securities and Exchange Commission, including AXT's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the periods ending March 31, 2002 and June 30, 2002 and September 30, 2002 for further discussion of risks and uncertainties regarding AXT's business. The Company assumes no obligation to update the information in this press release.

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